Exhibit 99.1

Our Properties

As of the date hereof, we owned thirty-seven properties, which include five parcels of undeveloped land and our self-occupied office building. Our properties are located in Virginia, North Carolina, South Carolina, Florida, Georgia, Kentucky, Oklahoma, Tennessee, West Virginia and New Jersey and contain a total of approximately 2,026,405 gross leasable square feet of retail space, which we refer to as our portfolio. Our portfolio is 96% occupied of which approximately 82% is leased to national and regional tenants. The following table presents an overview of our portfolio, based on information as of February 10, 2015.

Property	Location	Year Built/ Renovated	Number of Tenants	Gross Leasable Square Feet	Percentage Leased	Annualized (1) Base Rent	Annualized Base Rent per Leased Square Foot
Amscot Building (2)	Tampa, FL	2004	1	2,500	100.00%	$100,738	$40.30
Berkley	Norfolk VA	(3)	(3)	(3)	(3)	(3)	(3)
Bixby Commons	Bixby, OK	2012	1	75,000	100.00%	768,500	10.25
Bryan Station	Lexington, KY	1993	9	54,397	100.00%	551,570	10.14
Clover Plaza	Clover, SC	1990	10	45,575	100.00%	349,843	7.68
Courtland Commons	Courtland, VA	(3)	(3)	(3)	(3)	(3)	(3)
Crockett Square	Morristown, TN	2005	4	107,122	100.00%	871,897	8.14
Cypress Shopping Center	Boiling Springs, SC	1998	14	80,435	91.73%	755,162	10.23
Edenton Commons	Edenton, NC	(3)	(3)	(3)	(3)	(3)	(3)
Forrest Gallery	Tullahoma, TN	1987	26	214,451	93.18%	1,181,234	5.91
Freeway Junction	Stockbridge, GA	1988	16	156,834	97.75%	1,008,303	6.58
Graystone Crossing	Tega Cay, SC	2008	11	21,997	100.00%	504,443	22.93
Harbor Point	Grove, OK	(3)	(3)	(3)	(3)	(3)	(3)
Harps at Harbor Point	Grove, OK	2012	1	31,500	100.00%	364,432	11.57
Harrodsburg Marketplace	Harrodsburg, KY	1986	8	60,048	97.00%	438,106	7.52
Jenks Plaza	Jenks, OK	2007	5	7,800	100.00%	143,416	18.39
Jenks Reasors	Jenks, OK	2009	1	81,000	100.00%	912,000	11.26
LaGrange Marketplace	LaGrange, GA	1988	13	76,594	93.34%	385,317	5.39
Lumber River Village	Lumberton, NC	1985/1997-98	12	66,781	100.00%	499,890	7.49
Monarch Bank	Virginia Beach, VA	2002	1	3,620	100.00%	250,538	69.21
Perimeter Square	Tulsa, OK	1982-1983	8	58,277	95.70%	677,789	12.15
Pierpont Centre	Morgantown, WV	1999	20	122,259	100.00%	1,356,051	11.09
Port Crossing	Harrisonburg, VA	1999/2009	8	65,365	92.40%	777,742	12.88
Riversedge North	Virginia Beach, VA	2007	(4)	(4)	(4)	(4)	(4)
Shoppes at TJ Maxx	Richmond, VA	1986/1999	16	93,552	96.20%	1,047,809	11.64
South Square	Lancaster, SC	1992	5	44,350	89.85%	318,822	8.00
Starbucks/Verizon (2)	Virginia Beach, VA	1985/2012	2	5,600	100.00%	185,695	33.16
St. George Plaza	St. George, SC	1982	6	59,279	85.75%	354,383	6.97
Surrey Plaza	Hawkinsville, GA	1993	5	42,680	100.00%	291,495	6.83
Tampa Festival	Tampa, FL	1965/2009/2012	22	137,987	100.00%	1,224,156	8.87
The Shoppes at Eagle Harbor	Carrollton, VA	2009	7	23,303	100.00%	478,546	20.54
Tulls Creek	Moyock, NC	(3)	(3)	(3)	(3)	(3)	(3)
Twin City Commons	Batesburg-Leesville, SC	1998/2002	5	47,680	100.00%	449,194	9.42
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	11	87,234	85.22%	593,323	7.98
Waterway Plaza	Little River, SC	1991	8	49,750	92.76%	396,233	8.59
Westland Square	West Columbia, SC	1986/1994	7	62,735	85.69%	435,311	8.10
Winslow Plaza	Sicklerville, NJ	1990/2009	15	40,695	94.10%	542,130	14.16

Total Portfolio/Weighted Average			278	2,026,405	95.88%	$18,214,067	$9.37

(1)	Annualized base rent per leased square foot excludes the impact of tenant concessions.
(2)	We own the Amscot building and Starbucks/Verizon building, but we do not own the land underneath the buildings and instead lease the land pursuant to ground leases with parties that are affiliates of Jon Wheeler. As disclosed in our Form 10-K for the year ended December 31, 2013, these ground leases require us to make annual rental payments and contain escalation clauses and renewal options.
(3)	This information is not available because the property is undeveloped.
(4)	This property is our corporate headquarters that we 100% occupy.

Tenants

We maintain a portfolio of diversified tenants with a focus on necessity based goods and services. Approximately 78% of our gross leasable square feet is in a rental center that is anchored or shadow-anchored by a grocery store. Upon acquisition of the Real Estate Investment Properties we expect 84% of our gross leasable square feet will be anchored or shadow-anchored by a grocery store. Based on the grocers that report revenue to us, 74% of our grocery stores have a rent to sales ratio below 3%. Our top ten tenants represent 41.33% of our gross leasable square feet. Upon acquisition of the Real Estate Investment Properties, we anticipate our tenant concentration will be reduced significantly.

Top Ten Tenants

Tenants	Tenant Type	Gross Leasable Area	Percent of Gross Leasable Area
Food Lion	Grocery	191,280	9.44%
Bi-Lo/Winn Dixie	Grocery	168,358	8.31%
Kroger	Grocery	84,938	4.19%
Reasor’s Foods	Grocery	81,000	4.00%
Associated Wholesale Grocers	Grocery	75,000	3.70%
Hobby Lobby	Home Goods	58,935	2.91%
Family Dollar	General	57,427	2.83%
Food Depot	Grocery	46,700	2.30%
Shop ‘n Save	Grocery	37,500	1.85%
Citi Trends	Apparel	36,034	1.78%

Total		837,172	41.33%

Loans Payable

Our loans payable consist of the following as of September 30, 2014 and December 31, 2013:

Property/Description	Total Monthly Payment	Fixed Interest Rate	Maturity	Outstanding Balance at September 30, 2014	Outstanding Balance at December 31, 2013 (audited)
The Shoppes at Eagle Harbor	$25,000	4.34%	March 2018	$3,806,965	$3,905,321
Lumber River Plaza	$18,414	5.65%	May 2015	2,915,044	2,973,987
Monarch Bank Building	$9,473	4.15%	December 2017	1,444,275	1,483,230
Perimeter Square	$28,089	6.38%	June 2016	4,325,681	4,417,812
Riversedge North	$8,802	6.00%	January 2019	1,018,865	2,061,790
Walnut Hill Plaza	$24,273	5.50%	July 2017	3,649,148	—
Harps at Harbor Point	$18,122	3.99%	December 2015	3,272,979	3,335,628
Twin City Commons	$17,827	4.86%	January 2023	3,292,179	3,330,108
Shoppes at TJ Maxx	$33,880	3.88%	May 2020	6,289,116	6,409,077
Bixby Commons	$15,466	2.77%	June 2018	6,700,000	6,700,000
Forrest Gallery	$50,973	5.40%	September 2023	9,075,000	9,075,000
Jenks Reasors	$30,281	4.25%	September 2016	8,550,000	8,550,000
Tampa Festival	$50,797	5.56%	September 2023	8,776,046	8,859,888
Starbucks/Verizon	$4,383	5.00%	July 2019	656,911	—
Winslow Plaza	$21,875	5.22%	December 2015	5,000,000	5,000,000
Cypress Shopping Center	$25,948	4.70%	July 2024	6,625,000	—
Harrodsburg Marketplace	$19,112	4.55%	September 2024	3,750,000	—
Port Crossing	$34,788	4.84%	August 2024	6,592,720	—
LaGrange Marketplace	$13,813	5.00%	March 2020	2,477,555	—
Freeway Junction	$31,242	4.60%	September 2024	8,150,000	—
DF I-Courtland	$1,411	6.50%	January 2019	118,032	—
DF I-Edenton	$83,333	3.75%	September 2016	2,150,000	—
DF I-Moyock	$10,665	5.00%	July 2019	547,609	—
Graystone Crossing	$20,386	4.55%	October 2024	4,000,000	—
Senior convertible notes	$45,000	9.00%	December 2018	6,000,000	6,000,000
Senior non-convertible notes	$30,000	9.00%	December 2015	4,000,000	4,000,000
Senior non-convertible notes	$16,200	9.00%	January 2016	2,160,000	—
South Carolina Food Lions Note	$54,140	5.25%	January 2024	12,375,000	12,375,000
VantageSouth Line of Credit	$7,356	4.25%	September 2015	2,074,432	—
Monarch Bank Line of Credit	$7,500	4.50%	May 2015	—	2,000,000
Walnut Hill Plaza	$25,269	6.75%	July 2014	—	3,464,465
Starbucks/Verizon	$7,405	6.50%	July 2015	—	621,197

Total Loans Payable		5.14%(2)		$129,792,557	$94,562,503

(1)	As of September 30, 2014.
(2)	Weighted average interest rate.

RECENT EVENTS

Leasing Activities

Renewals during the three months ended December 31, 2014 were comprised of ten transactions totaling 32,583 square feet with a weighted average increase of $0.31 per square foot, or 5.7% over the prior rates. All of the renewals resulted in increases to rent per square foot. Three renewals represented options being exercised. There were no leases that expired during the period that were not renewed by the tenant.

New lease activity during the three months ended December 31, 2014 was comprised of two transactions totaling 3,600 square feet with a weighted average rate of $10.83 per square foot.

Renewals during the year ended December 31, 2014 were comprised of thirty-three transactions totaling 139,053 square feet with a weighted average increase of $0.23 per square foot, or 6.6% over the prior rates. Fourteen of the 33 renewals represented options being exercised gross leasable. There were no leases that expired during the period that were not renewed by the tenant. In addition, 58,638 square feet of gross leasable area has been signed since December 31, 2014.

New lease activity during the year ended December 31, 2014 was comprised of sixteen deals totaling 37,596 square feet with a weighted average rate of $12.43 per square foot.

Approximately 10.85% of our gross leasable square footage is subject to leases that expire during the twelve months ending December 31, 2015 that have not already been renewed. Based on recent market trends, we believe that these leases will be renewed at amounts and terms comparable to existing lease agreements.

Acquisition of Operating Companies

On October 23, 2014, we acquired Wheeler Real Estate, LLC (“Wheeler Real Estate”), Wheeler Interests, LLC (“Wheeler Interests”) and WHLR Management, LLC (collectively the “Operating Companies”) through our Operating Partnership. We paid for the Operating Companies through the issuance of $6.75 million in common Operating Partnership units. With the acquisition of the Operating Companies, we became an internally-managed REIT and Wheeler Real Estate has become one of our taxable REIT subsidiaries, or TRSs. Accordingly, we now internally handle, among other duties (1) performing and administering our day-to-day operations, (2) determining investment criteria in conjunction with our Board of Directors, (3) sourcing, analyzing and executing asset acquisitions, sales and financings, (4) performing asset management duties, (5) performing property management duties, (6) performing leasing duties and (7) performing financial and accounting management. We expect the impact from the increase in operating costs to be fully offset by the savings recognized from the services being internalized.

In addition, Wheeler Real Estate provides third-party property management, and asset management services to properties not currently owned by us. In connection with these services, it receives a property management fee of 3% of each of the third-party properties’ annual gross revenue and an asset management fee of 2% of the third-party properties’ annual gross revenues. Additionally, it receives a 6% leasing commission for new leases, a 4% commission for lease renewals that include an expansion component and a 3% leasing commission for lease renewals. The commissions are based on the total contractual rents provided for under the lease agreement, excluding option periods. As a TRS, Wheeler Real Estate will be subject to federal, state and local income taxes. Wheeler Real Estate will manage twenty third-party properties with annualized revenues of $15.7 million.

We expect the impact on our operating results of internalizing the management functions to be significantly offset by reductions in costs associated with acquisitions, our management, property management and leasing functions and revenues earned for managing third-party properties. During 2014, we paid the Operating Companies approximately $2.4 million of acquisition fees, $641,000 of management fees and $350,000 of leasing commissions. Additionally, the pro forma administrative services fee to be paid for managing us would have been approximately $720,000 for the year ended December 31, 2014 if the internalization had not occurred. Assuming the internalization occurred on January 1, 2014, we estimate that our core general and administrative costs would have been between $5.2 million and $5.6 million, excluding costs associated with acquisitions and capital raising events.

Financing Activities

Our Operating Partnership is in negotiations with a national banking institution for a Senior Secured Revolving Credit Facility (the “Facility”) in the amount of $45 million. The Facility includes a provision that allows for the expansion of the Facility to a maximum of $100 million. Consummating the Facility will be dependent upon, among other conditions, this offering raising at least $50 million. Interest will accrue at a rate of 30-day LIBOR plus a spread that ranges from 175 basis points to 250 basis points depending on the leverage ratio of the underlying collateral that secures the line of credit. The lender will upsize this commitment to $45 million provided we raise at least $75 million in this offering.

Development Opportunities

We believe our experience will benefit us by providing opportunities to either develop properties for our own account or in a joint venture at higher cap rates that we expect to result in positive returns to our operations or develop properties for third parties, which will result in development fee income for us. We currently have a pipeline of thirteen potential development opportunities that we are considering, which consist of approximately $87 million in project value and approximately 408,000 square feet of space. Our ownership in these projects could range from 0% to 100% depending upon how they are structured. We believe these projects could positively impact our funds from operations, or FFO, through the recognition of development fees and the capitalization of certain overhead cost attributed to the project. Assuming we move forward with the developments scheduled for 2015, we estimate the associated development fees for properties to be owned by third parties and cost capitalization could be approximately $600,000 for the year. Once contracted developments or joint ventures in which we will own an interest are stabilized, our FFO should benefit from the net operating income, or NOI, generated by the property. However, all the projects are in various stages of analysis and there have been no contracts entered into at this time for any of these development projects. Accordingly, the estimated impact on FFO and the information provided below may differ significantly for the projects we ultimately choose to develop.

Exchange Offer

As of the date of this confidential placement memorandum we are contemplating a transaction during 2015 by which we may attempt to redeem, or exchange our Common Stock for our outstanding shares of Series A Preferred Stock, Series B Preferred Stock and non-convertible notes on terms to be determined. We may not pursue such a transaction at all or may elect to offer to exchange Common Stock for only some of these securities. This offer may not be successful and if successful likely would dilute the Common Stock ownership of our current investors and purchasers of the Series C Preferred Stock if such stock is converted into Common Stock.

THE REAL ESTATE INVESTMENT PROPERTIES

We intend to use the net proceeds from this offering to purchase up to seven real estate investment properties: Alex City Marketplace; Patton Square; Butler Square; Washington Square; Beaver Ruin Village; Brook Run and Chesapeake Square. Entities that are affiliated with Mr. Wheeler currently own Brook Run and Chesapeake Square. Collectively, we refer to these real estate investment properties in this confidential private placement memorandum as the “Real Estate Investment Properties.”

Management evaluates third-party and properties owned by entities affiliated with Mr. Wheeler considered to be potential acquisition targets on a similar basis by analyzing factors such as, but not limited to, net operating income, fair market capitalization rates, leverage, occupancy rates, anchor tenant credit and alternative uses of capital. Management presents to our Board of Directors’ Investment Committee those properties it considers viable acquisition targets. The Investment Committee is responsible for reviewing and analyzing strategic real estate acquisitions and investments. All of the members of the Investment Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market and our Corporate Governance Principles. Once the Investment Committee comes to an agreement that it is in the best interest of us to acquire a property, including a property owned by entities affiliated with Mr. Wheeler, the committee makes a recommendation to the full Board of Directors regarding the potential real estate acquisition and investment. Our Board of Directors then votes on whether to acquire a property recommended by the Investment Committee, and we will not acquire a property unless it has been approved by the majority of our Board of Directors. Only independent directors vote on acquisitions of properties owned by entities affiliated with Mr. Wheeler.

We are in various stages of evaluating the Real Estate Investment Properties discussed below. Accordingly, we possess limited information on several of the properties, resulting in some of the leasing and other financial data detailed below consisting of estimates based on information provided by the sellers. Annex A provides pro forma statements of net operating income for each of the Real Estate Investment Properties.

Alex City Marketplace

We have entered into a purchase contract to acquire Alex City Marketplace for approximately $10.25 million. Alex City Marketplace is a 147,791 square foot neighborhood shopping center built in 1987 and renovated in 1995, which is anchored by a Winn-Dixie grocery store. The property is located in Alexander City, Alabama and is occupied by eighteen primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Alex City.

Winn-Dixie

Winn-Dixie leases 47,668 square feet, representing 32.25% of the gross leasable square feet of Alex City Marketplace.

Annual rent under the Winn-Dixie lease is $297,000.

The Winn-Dixie lease expires on February 8, 2020 and has four remaining five-year renewal options.

Goody’s

Goody’s leases 28,000 square feet, representing 18.95% of the gross leasable square feet of Alex City Marketplace.

Annual rent under the Goody’s lease is $140,000.

The Goody’s lease expires on January 31, 2020 and has four remaining five-year renewal options.

Steele’s

Steele’s leases 17,850 square feet, representing 12.08% of the gross leasable square feet of Alex City Marketplace.

Annual rent under the Steele’s lease is $70,000.

The Steele’s lease expires on January 31, 2023 and has two remaining three-year renewal options.

The following table sets forth the percentage leased and annualized rent per leased square foot for Alex City Marketplace as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	98.10%	$6.96
December 31, 2013	94.85	6.73
December 31, 2012	94.03	6.68
December 31, 2011	81.97	7.36
December 31, 2010	81.97	6.88

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Alex City Marketplace as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	2,800	1.90%	$—	—%
2015	5	65,011	43.99	407	42.93
2016	2	2,400	1.62	39	4.11
2017	2	7,250	4.90	79	8.33
2018	1	1,200	.81	22	2.32
2019	5	17,880	12.10	134	14.14
2020	2	33,400	22.60	197	20.78
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	1	17,850	12.08	70	7.39
2024 thereunder	—	—	—	—	—

Total	18	147,791	100.0%	$1,007	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended December 31, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Alex City for the fiscal year ended December 31, 2014 were $73,500. Alex City was subject to a tax rate of 3.75% of its assessed value.

In connection with the acquisition of Alex City, we anticipate securing a first mortgage loan (the “Alex City Loan”) on the property at approximately 55% of the total purchase price, or approximately $5.64 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Alex City Loan will have a 30-year amortization period, mature in 10 years, and will bear interest at a fixed rate of approximately 4.1% per annum. We anticipate that the Alex City Loan will require monthly installments of interest only until maturity. We expect that the Alex City Loan will only be secured by the Alex City property.

With our acquisition of the Operating Companies, we will act as property manager of Alex City. In the opinion of our management, Alex City is adequately covered by insurance.

A pro forma statement of net operating income for Alex City is attached as Annex A.

Patton Square

We have the right to acquire Patton Square for approximately $7.85 million by virtue of us obtaining Harrodsburg Marketplace and Graystone Crossing from the same seller. Patton Square is a 91,910 square foot neighborhood shopping center built in 1987 and expanded in 2003, which is anchored by a Bi-Lo grocery store. The property is located in Woodruff, South Carolina and is occupied by eleven primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Patton Square.

Bi-Lo

Bi-Lo leases 43,475 square feet, representing 47.30% of the gross leasable square feet of Patton Square.

Annual rent under the Bi-Lo lease is $498,400.

The Bi-Lo lease expires on May 31, 2028 and has six five-year renewal options.

Ace Hardware

Ace Hardware leases 23,000 square feet, representing 25.02% of the gross leasable square feet of Patton Square.

Annual rent under the Ace Hardware lease is $60,000.

The Ace Hardware lease expires on May 1, 2017 and has no renewal options.

Patton Construction

Patton Construction leases 15,000 square feet, representing 16.32% of the gross leasable square feet of Patton Square.

Annual rent under the Patton Construction lease is $30,000, which is prepaid through September 10, 2015.

The Patton Construction lease expires on March 31, 2017 and has one five-year renewal option.

The following table sets forth the percentage leased and annualized rent per leased square foot for Patton Square as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	100.00%	$7.55
December 31, 2013	100.00	7.53
December 31, 2012	96.74	7.49
December 31, 2011 (2)	N/A	N/A
December 31, 2010 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Patton Square as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2015	1	920	1.00	12	1.73
2016	1	1,080	1.18	12	1.73
2017	5	41,930	45.62	131	18.87
2018	—	—	—	—	—
2019	3	4,505	4.90	41	5.91
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—
2024 and thereafter	1	43,475	47.30	498	71.76

Total	11	91,910	100.0%	$694	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended December 31, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Patton Square for the fiscal year ended December 31, 2014 were $146,700. Patton Square was subject to a tax rate of 2.58% of its assessed value.

In connection with the acquisition of Patton Square, we anticipate securing a first mortgage loan (the “Patton Square Loan”) on the property at approximately 55% of the total purchase price, or approximately $4.32 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Patton Square Loan will require monthly installments of interest only until maturity, which we anticipate will be ten years, at a fixed rate of approximately 4.1% per annum. We expect that the Patton Square Loan will only be secured by the Patton Square property.

With our acquisition of the Operating Companies, we will act as property manager of Patton Square. In the opinion of our management, Patton Square is adequately covered by insurance.

A pro forma statement of net operating income for Patton Square is attached as Annex A.

Butler Square

We have entered into a purchase contract to acquire Butler Square for approximately $9.4 million. Butler Square is an 82,400 square foot neighborhood shopping center built in 1987 and renovated in 2011, which is anchored by a Bi-Lo grocery store. The property is located in Maudlin, South Carolina and is occupied by sixteen primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Butler Square.

Bi-Lo

Bi-Lo leases 49,365 square feet, representing 59.91% of the gross leasable square feet of Butler Square.

Annual rent under the Bi-Lo lease is $362,000.

The Bi-Lo lease expires on April 30, 2020 and has two remaining five-year renewal options.

The following table sets forth the percentage leased and annualized rent per leased square foot for Butler Square as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	92.92%	$10.11
December 31, 2013	91.22	9.95
December 31, 2012	94.60	9.95
December 31, 2011	94.60	9.91
December 31, 2010 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Butler Square as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	—	—%	$—	—%
2015	2	7,750	9.40	90	10.88
2016	2	2,800	3.40	53	6.41
2017	2	3,325	4.03	63	7.62
2018	4	6,754	8.20	126	15.24
2019	2	5,171	6.28	57	6.89
2020	3	55,200	66.99	414	50.06
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—
2024 and thereafter	1	1,400	1.70	24	2.90

Total	16	82,400	100.0%	$827	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended December 31, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Butler Square for the fiscal year ended December 31, 2014 were $142,300. Butler Square was subject to a tax rate of 1.87% of its assessed value.

In connection with the acquisition of Butler Square, we anticipate securing a first mortgage loan (the “Butler Square Loan”) on the property at approximately 55% of the total purchase price, or approximately $5.17 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Butler Square Loan will require monthly installments of interest only until maturity, which we anticipate will be ten years, at a fixed rate of approximately 4.1% per annum. We expect that the Butler Square Loan will only be secured by the Butler Square property.

With our acquisition of the Operating Companies, we will act as property manager of Butler Square. In the opinion of our management, Butler Square is adequately covered by insurance.

A pro forma statement of net operating income for Butler Square is attached as Annex A.

Washington Square

We have entered into a letter of intent to acquire Washington Square for approximately $20 million. Washington Square is a 261,566 square foot neighborhood shopping center built in 1971, which is anchored by a Belk department store and a Piggly-Wiggly grocery store. The property is located in Washington, North Carolina and is occupied by forty-two primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Washington Square.

Belk

Belk leases 51,960 square feet, representing 19.86% of the gross leasable square feet of Washington Square.

Annual rent under the Belk lease is $75,600.

The Belk lease expires on February 15, 2018 and has two remaining five-year renewal options.

Piggly-Wiggly

Piggly-Wiggly leases 44,984 square feet, representing 17.20% of the gross leasable square feet of Washington Square.

Annual rent under the Piggly-Wiggly lease is $177,500.

The Piggly-Wiggly lease expires on February 15, 2017 and has two remaining five-year renewal options. Food Lion has executed a new twenty-year lease to replace Piggly-Wiggly when their lease expires in 2017 with annual rent of $452,500. The lease contains four four-year renewal options and includes rent escalators. Upon closing of the acquisition of this property, management intends to enter into negotiations with Piggly-Wiggly to expedite the early termination of their lease.

North Carolina Department of Environment and Human Resources (NCDEHR)

NCDEHR leases 37,001 square feet, representing 14.15% of the gross leasable square feet of Washington Square.

Annual rent under the NCDEHR lease is $340,000.

The NCDEHR lease expires on February 15, 2016 and has two remaining five-year renewal options.

The following table sets forth the percentage leased and annualized rent per leased square foot for Washington Square as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	97.9%	$6.17
December 31, 2013 (2)	N/A	N/A
December 31, 2012 (2)	N/A	N/A
December 31, 2011 (2)	N/A	N/A
December 31, 2010 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Washington Square as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	5,500	2.10%	$—	—%
2015	18	30,382	11.62	327	20.70
2016	12	96,290	36.81	732	46.33
2017	8	71,734	27.43	384	24.30
2018	1	51,960	19.86	76	4.81
2019	2	3,900	1.49	45	2.85
2020	1	1,800	0.69	16	1.01
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—
2024 and thereafter	—	—	—	—	—

Total	42	261,566	100.0%	$1,580	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended December 31, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Washington Square for the fiscal year ended December 31, 2014 were $ 94,000. Washington Square was subject to a tax rate of 1.03% of its assessed value.

In connection with the acquisition of Washington Square, we anticipate securing a first mortgage loan (the “Washington Square Loan”) on the property at approximately 55% of the total purchase price, or approximately $11 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Washington Square Loan will require monthly installments of interest only until maturity, which we anticipate will be 10 years, at a fixed rate of approximately 4.1% per annum. We expect that the Washington Square Loan will only be secured by the Washington Square property.

With our acquisition of the Operating Companies, we will act as property manager of Washington Square. In the opinion of our management, Washington Square is adequately covered by insurance.

A pro forma statement of net operating income for Washington Square is attached as Annex A.

Beaver Ruin Village

We have entered into a contract to acquire Beaver Ruin for approximately $12.35 million. Beaver Ruin Village is a 74,038 square foot neighborhood shopping center built in 1976 and expanded in 1996, which is shadow-anchored by a Kroger grocery store. The property is located in Lithonia, Georgia and is occupied by twenty-nine primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Beaver Ruin Village.

Flex-Fit

Flex-Fit leases 12,325 square feet, representing 16.64% of the gross leasable square feet of Beaver Ruin Village.

Annual rent under the Flex-Fit lease is $30,800.

The Flex-Fit lease expires on September 30, 2017 and has one six-month renewal option available.

Legacy Station

Legacy Station leases 10,995 square feet, representing 14.85% of the gross leasable square feet of Beaver Ruin Village.

Annual rent under the Legacy Station lease is $28,400.

The Legacy Station lease expires on September 30, 2018 and has no remaining renewal options.

McDonald’s

McDonald’s has a ground lease with Beaver Ruin Village, which includes annual rent of $105,000.

The McDonald’s ground lease expires on August 4, 2034 and has four five-year renewal options.

Popeyes

Popeyes has a ground lease with Beaver Ruin Village, which includes annual rent of $54,700.

The Popeyes ground lease expires on April 30, 2017 and has one five-year renewal option.

Captain D’s

Captain D’s has a ground lease with Beaver Ruin Village, which includes annual rent of $48,000.

The Captain D’s ground lease expires on October 31, 2016 and has one five-year renewal option.

The following table sets forth the percentage leased and annualized rent per leased square foot for Beaver Ruin Village as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	91.52%	$15.84
December 31, 2013	95.27	14.18
December 31, 2012	83.35	14.91
December 31, 2011 (2)	N/A	N/A
December 31, 2010 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Beaver Ruin Village as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases (1)	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1) (2)	Percentage of Property Annualized Base Rent (1)
Available	3	6,275	8.48%	$—	—%
2015	7	11,295	15.26	184	17.15
2016	4	5,855	7.91	170	15.84
2017	10	29,478	39.81	393	36.63
2018	3	14,535	19.63	96	8.95
2019	4	6,600	8.91	125	11.65
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	—	—	—	—	—
2024 and thereafter	1	—	—	105	9.78

Total	32	74,038	100.0%	$1,073	100.0%

(1)	Includes ground leases.
(2)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended December 31, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Beaver Ruin Village for the fiscal year ended December 31, 2014 were $94,100. Beaver Ruin Village was subject to a tax rate of 4.71% of its assessed value.

In connection with the acquisition of Beaver Ruin Village, we anticipate securing a first mortgage loan (the “Beaver Ruin Village Loan”) on the property at approximately 55% of the total purchase price, or approximately $6.79 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Beaver Ruin Village Loan will require monthly installments of interest only until maturity, which we anticipate will be ten years, at a fixed rate of approximately 4.1% per annum. We expect that the Beaver Ruin Village Loan will only be secured by the Beaver Ruin Village property.

With our acquisition of the Operating Companies, we will act as property manager of Beaver Ruin Village. In the opinion of our management, Beaver Ruin Village is adequately covered by insurance.

A pro forma statement of net operating income for Beaver Ruin Village is attached as Annex A.

Brook Run

We expect to enter into a contribution and subscription agreement to acquire Brook Run for an aggregate purchase price, including the assumption of debt, of approximately $18.8 million. The contribution and subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property. Mr. Wheeler is the managing member of the entity that currently owns Brook Run and he owns 2.1% of such entity. In consideration for the acquisition of his interests, he will receive proceeds of $34,200. Brook Run is a 147,738 square foot community shopping center built in 1990 and anchored by a Martin’s grocery store. The property is located in Richmond, Virginia and is occupied by eighteen primarily retail and restaurant tenants. The below tenants each represent 10% or more of the gross leasable square feet at Brook Run.

Martin’s

Martin’s leases 58,473 square feet, representing 39.58% of the gross leasable square feet of Brook Run.

Annual rent under the Martin’s lease is $380,100.

The Martin’s lease expires on August 31, 2020 and has three remaining renewal options for five years.

Fitness Evolution

Fitness Evolution leases 32,000 square feet, representing 21.66% of the gross leasable square feet of Brook Run.

Annual rent under the Fitness Evolution lease is $316,000.

The Fitness Evolution lease expires on January 31, 2023 and has four remaining renewal option for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Brook Run as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	91.99%	$11.71
December 31, 2013	92.06	11.55
December 31, 2012	95.03	11.79
December 31, 2011	85.01	10.92
December 31, 2010	87.93	12.74

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Brook Run as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	12,947	8.76%	$—	—%
2015	5	4,455	3.02	88	6.02
2016	3	5,240	3.55	98	6.69
2017	4	17,499	11.85	260	17.82
2018	3	3,626	2.45	66	4.51
2019	1	11,979	8.11	220	15.05
2020	1	59,992	40.60	414	28.92
2021	—	—	—	—	—
2022	—	—	—	—	—
2024 and thereafter	1	32,000	21.66	316	21.62

Total	18	147,738	100.00%	$1,462	100%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended September 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Brook Run for the fiscal year ended December 31, 2014 were $132,533. Brook Run was subject to a tax rate of 0.87% of its assessed value.

In connection with the acquisition of Brook Run, we anticipate securing a first mortgage loan (the “Brook Run Loan”) on the property at approximately 55% of the total purchase price, or approximately $10.34 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Brook Run Loan will have a 30-year amortization period, mature in ten years, and will bear interest at a fixed rate of approximately 4.1% per annum. We anticipate that the Brook Run Loan will require monthly installments of interest only until maturity. We expect that the Brook Run Loan will only be secured by the Brook Run property.

With our acquisition of the Operating Companies, we will continue to act as property manager of Brook Run. In the opinion of our management, Brook Run is adequately covered by insurance.

A pro forma statement of net operating income for Brook Run is attached as Annex A.

Chesapeake Square

We expect to enter into a contribution and subscription agreement to acquire Chesapeake Square for an aggregate purchase price, including the assumption of debt, of approximately $6.34 million. Jon Wheeler is the managing member of the entity that currently owns Chesapeake Square, and he owns 5.5% of such entity. In consideration for the acquisition of his interests, he will receive proceeds of $14,300. Chesapeake Square is a 99,848 square foot shopping center built in 1987 and renovated in 1997 that is anchored by a Food Lion grocery store. The property is located in Onley, Virginia and is occupied by twelve primarily retail tenants. The below tenants each represent 10% or more of the gross leasable square feet at Chesapeake Square.

We believe that there is potential for Chesapeake Square to significantly improve occupancy and revenues in the future, as Riverside Shore Memorial Hospital recently broke ground for a new facility approximately one-half mile from Chesapeake Square. Riverside Shore Memorial Hospital provides care for medical and surgical patients, emergency and critical care patients, newborns, and mental health patients. The hospital employs over 400 health professionals and admits over 3,000 patients a year for health service. The $85 million development, slated to open in summer of 2016, is a two story, 52 bed, 136,000-square-foot hospital that will be built from the ground up. In addition to the main hospital, the total project includes a newly-constructed cancer center and a physician office building. According to the hospital, the location was chosen in part because of its ready access to Route 13.

Food Lion

Food Lion leases 35,296 square feet, representing 35.35% of the gross leasable square feet of Chesapeake Square.

Annual rent under the Food Lion lease is $285,100.

The Food Lion lease expires on December 29, 2017 and has two remaining five-year renewal options.

Sears Hometown Store

Sears leases 10,800 square feet, representing 10.82% of the gross leasable square feet of Chesapeake Square.

Annual rent under the Sears lease is $32,400.

The Sears lease expires on March 6, 2016 and has two remaining five-year renewal options.

Rite Aid

Rite Aid leases 10,010 square feet, representing 10.03% of the gross leasable square feet of Chesapeake Square.

Annual rent under the Rite Aid lease is $89,100.

The Rite Aid lease expires on November 30, 2017 and has two remaining five-year renewal options.

The following table sets forth the percentage leased and annualized rent per leased square foot for Chesapeake Square as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2014	81.97%	$7.96
December 31, 2013	75.39	8.11
December 31, 2012	81.92	7.79
December 31, 2011	81.92	7.69
December 31, 2010	73.40	8.38

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Chesapeake Square as of December 31, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	16,600	16.63%	$—	—%
2015	2	8,600	8.61	66	9.90
2016	2	17,632	17.66	90	13.54
2017	5	54,216	54.30	471	70.68
2018	1	1,400	1.40	15	2.32
2019	—	—	—	—	—
2020	1	1,400	1.40	24	3.57
2021	—	—	—	—	—
2022	—	—	—	—	—
2023
2024 and thereafter	—	—	—	—	—

Total	11	99,848	100.0%	$666	100.0%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended September 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Property taxes paid on Chesapeake Square for the fiscal year ended December 31, 2014 were $30,733. Chesapeake Square was subject to a tax rate of 0.58% of its assessed value.

In connection with the acquisition of Chesapeake Square, we anticipate securing a first mortgage loan (the “Chesapeake Square Loan”) on the property at approximately 55% of the total purchase price, or approximately $3.49 million, with the remainder of the purchase price being paid with proceeds from this offering. We anticipate that the Chesapeake Square Loan will have a 30-year amortization period, mature in ten years, and will bear interest at a fixed rate of approximately 4.1% per annum. We anticipate that the Chesapeake Square Loan will require monthly installments of interest only until maturity. We expect that the Chesapeake Square Loan will only be secured by the Chesapeake Square property.

With our acquisition of the Operating Companies, we will continue to act as property manager of Chesapeake Square. In the opinion of our management, Chesapeake Square is adequately covered by insurance.

A pro forma statement of net operating income for Chesapeake Square is attached as Annex A.

CAPITALIZATION

The following table sets forth our capitalization (a) actual at December 31, 2014, (b) as adjusted to reflect the effect of the issuance of 90,000 shares of Series C Preferred Stock, after deducting placement fees of $5.4 million, paid by us, and (c) as further adjusted to reflect the effect of the issuance of 90,000 shares of Series C Preferred Stock, after deducting placement fees of $5.4 million, paid by us, and the completion of our intended acquisition of the Real Estate Investment Properties and the other identified use of proceeds from this offering. You should read this table together with the section entitled “Use of Proceeds” included elsewhere in this confidential private placement memorandum, as well as our consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

	December 31, 2014 (unaudited)
	Actual	As Adjusted for Offering	As Adjusted for Offering and Use of Proceeds
Cash and cash equivalents	$9,969,748	$94,569,748	$56,144,248

Liabilities:

Loans payable (1)	$141,450,143	$141,450,143	$188,414,643

Below market lease intangible, net	778,173	778,173	778,173

Accounts payable, accrued expenses and other liabilities	5,130,625	5,130,625	5,130,625

Total liabilities	$147,358,941	$147,358,941	$194,323,441

Equity:
Series A Preferred Stock, no par value; Liquidation Preference $1,000.00 per share; 4,500 shares authorized, 1,809 shares issued and outstanding actual, as adjusted and as further adjusted	$1,458,050	$1,458,050	$1,458,050
Series B Convertible Preferred Stock, no par value, liquidation preference $25.00 per share; 5,000,000 shares authorized and 1,648,900 shares issued and outstanding actual, as adjusted and as further adjusted (2)	37,620,254	37,620,254	37,620,254
Series C Mandatorily Convertible Preferred Stock, no par value, liquidation preference $1,000 per share; 90,000 shares authorized, no shares issued and outstanding actual, and 90,000 shares issued and outstanding as adjusted and as further adjusted (3)	—	84,600,000	84,600,000
Common Stock, par value $0.01 per share; 75,000,000 shares authorized and 7,512,979 shares issued and outstanding, actual, as adjusted and as further adjusted (4)	75,129	75,129	75,129

Additional paid-in capital	31,077,060	31,077,060	31,077,060

Accumulated deficit	(27,660,234)	(27,660,234)	(27,660,234)

Non-controlling interests	10,553,168	10,553,168	10,553,168

Total equity	$53,123,427	$137,723,427	$137,723,427

Total capitalization	$200,482,368	$285,082,368	$332,046,868

(1)	Includes $6,000,000 of senior debt convertible into 1,417,079 shares of Common Stock and $6,160,000 of senior debt that include warrants to acquire 648,425 shares of Common Stock at $4.75 per share.
(2)	Convertible into 8,244,500 shares of Common Stock at any time pursuant to “Description of Series B Preferred Stock.”
(3)	Convertible into 45,000,000 shares of Common Stock following the satisfaction of the conditions described in “Description of Series C Preferred Stock.”
(4)	Warrants to acquire 1,986,600 shares of Common Stock are outstanding at $5.50 per share that are currently exercisable.

MARKET PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS

Our Common Stock is traded on the Nasdaq Stock Market under the symbol “WHLR.” There currently is no market for our shares of Series C Preferred Stock and we do not currently intend to list our shares of Series C Preferred Stock on any securities exchange in the future. Please see “Risk Factors—There is no public market for our Series C Preferred Stock and we do not expect one to develop and you may not be able to sell such shares readily or at all or at or above the price that you paid.”

Our Common Stock began trading on the Nasdaq Stock Market on December 3, 2012 with the closing of our IPO. The last reported sales price of our Common Stock on March 11, 2015 was $3.26 per share.

As of March 11, 2015, our Common Stock was held by approximately ninety-six stockholders of record. Because many of the shares of our Common Stock are held by brokers and other institutions on behalf of stockholders, we were unable to estimate the total number of beneficial owners represented by these stockholders of record.

The following table sets forth, for the periods indicated, the high and low sales price per share of our Common Stock reported on the Nasdaq Stock Market, and the distributions we declared and paid with respect to such shares:

Quarter/Month Ended	High	Low	Distributions
December 31, 2013	$4.41	$3.74	$0.035
January 2014			$0.035
February 2014			$0.035

March 31, 2014	$4.86	$4.14	$0.035
April 2014			$0.035
May 2014			$0.035

June 30, 2014	$5.08	$4.35	$0.035
July 2014			$0.035
August 2014			$0.035

September 30, 2014	$5.16	$4.45	$0.035
October 2014			$0.035
November 2014			$0.035

December 31, 2014	$4.67	$3.94	$0.035

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

Mr. Wheeler, when combined with his affiliates, represents the Company’s largest stockholder. Prior to the October 24, 2014 acquisition, the Operating Companies and their affiliated companies provided administrative services to the Company, including management, administrative, accounting, marketing, development and design services. Pursuant to the terms of the Company’s administrative services agreement with WHLR Management, responsibilities included administering the Company’s day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, and handling the disposition of the real estate investments. In addition to the Operating Companies, the Company also benefits from Mr. Wheeler’s affiliates that are not owned by the Company that specialize in other real estate investment activities, including (i) Wheeler Capital, LLC, a capital investment firm specializing in venture capital, financing, and small business loans, (ii) Site Applications, LLC, a full service facility company, equipped to handle all levels of building maintenance, (iii) Wheeler Construction, LLC, a construction management company and (iv) TESR, LLC, a tenant relations company, serving as a liaison between property management, lease administration and leasing, and working to provide information on the health and fiscal viability of each tenant. We compensate these entities for their services at market rates.

Prior to being acquired in October 2014, Wheeler Interests leased the Company’s Riversedge property under a 10-year operating lease expiring in November 2017, with four five year renewal options available. The lease required monthly base rent payments of $24,000 and provided for annual increases throughout the term of the lease and subsequent option periods. Additionally, Wheeler Interests reimbursed the Company for a portion of the property’s operating expenses and real estate taxes. Since the internalization of the Operating Companies, this lease is consolidated for financial reporting purposes. We continue to manage third-party properties in which Mr. Wheeler has an investment interest.

The following summarizes related party activity as of and for the years ended December 31, 2014 and 2013. The amounts disclosed below reflect the activity between the Company and the Operating Companies through the date of acquisition. All amounts subsequent to the acquisition date have been eliminated in consolidation.

	December 31,
	2014	2013
Amounts paid to Operating Companies and their affiliates	$3,827,990	$1,412,126

Amounts due to (from) Operating Companies and their affiliates	$(463,281)	$(174,683)

Rent and reimbursement income received from Wheeler Interests	$329,718	$288,969

Rent and other tenant receivables due from Wheeler Interests	$—	$373,119

Acquisition of Portfolio Properties

Each portfolio property that we acquired through the Operating Partnership upon the completion of our IPO and our formation transactions and certain other properties subsequently acquired were owned directly or indirectly by partnerships, limited liability companies or corporations (the “Ownership Entities”) in which Mr. Wheeler and his affiliates, certain of our other directors and executive officers and their affiliates and other third parties owned a direct or indirect interest (the “Prior Investors”). In connection with the acquisition of these Ownership Entities, the Operating Partnership entered into (1) contribution agreements with these Prior Investors, pursuant to which they contributed their interests in the Ownership Entities to the Operating Partnership and/or (2) purchase and sale agreements with the Ownership Entities. The Prior Investors, including Mr. Wheeler and his affiliates, certain of our other directors and executive officers and their affiliates, received cash and/or common units in exchange for their interests in the Ownership Entities. The value of the consideration paid to each of the Prior Investors in the Ownership Entities, in each case, was based upon the terms of the applicable contribution agreements and/or purchase and sale agreements. The purchase price paid for these properties was determined by analyzing factors such as, but not limited to, net operating income, fair market capitalization rates, leverage, occupancy rates, anchor tenant credit and alternative uses of capital. In some instances, we did not obtain independent third-party appraisals before purchasing such properties.

Portfolio Property or Contemplated Acquisition	Type (1)	Transaction Cost (2)	Related Person	Dollar Value of Related Person’s Interest (3)
Amscot Building	A	$1,133,589	Jon S. Wheeler Chairman & CEO		$470,312

Lumber River Village	A	$4,444,904	Jon S. Wheeler—Chairman & CEO		$101,974
			Ann L. McKinney—Director		$22,187
			Robin Hanisch—Secretary		$5,549

Monarch Bank	A	$2,775,352	Jon S. Wheeler—Chairman & CEO		$93,841

Perimeter Square	A	$7,250,592	Jon S. Wheeler—Chairman & CEO		$293,354

Riversedge North	A	$3,461,508	Jon S. Wheeler—Chairman & CEO		$145,776

The Shoppes at Eagle Harbor	A	$5,777,350	Jon S. Wheeler—Chairman & CEO		$80,189
			Ann L. McKinney—Director		$13,364

Shoppes at TJ Maxx	A	$9,498,215	Jon S. Wheeler—Chairman & CEO		$121,998

Walnut Hill Plaza	A	$6,202,925	Jon S. Wheeler—Chairman & CEO		$430,440
			Ann L. McKinney—Director		$10,761
			Robin Hanisch—Secretary		$10,761

Surrey Plaza	A	$2,239,649	Jon S. Wheeler—Chairman & CEO		$22,650
			Ann L. McKinney—Director		$9,363
			Robin Hanisch—Secretary		$460

Starbucks/Verizon	A	$1,392,400	Jon S. Wheeler—Chairman & CEO		$104,950

Jenks Plaza	A	$1,742,000	Jon S. Wheeler—Chairman & CEO		$10,197

South Carolina Food Lions (Clover Plaza, St. George Plaza, South Square, Waterway Plaza, Westland Square)	A	$15,846,536	Jon S. Wheeler—Chairman & CEO Ann L. McKinney—Director Robin Hanisch—Secretary	$ $ $	371,435 7,846 1,962

Port Crossing	A	$9,311,422	Jon S. Wheeler—Chairman & CEO		$181,526
			Ann L. McKinney—Director		$44,742

Development Fund Properties (DF I-Courtland, LLC, DF I-Moyock, LLC, Edenton Commons, Berkley)	A	$4,450,000	Jon S. Wheeler—Chairman & CEO Ann L. McKinney—Director	$ $	83,833 13,971

Operating Companies	A	$6,750,000	Jon S. Wheeler—Chairman & CEO		$6,750,000

LaGrange Marketplace	A	$3,695,000	Jon S. Wheeler—Chairman & CEO		$128,032

Harbor Point	A	$2,400,000	Jon S. Wheeler—Chairman & CEO		$5,433

Brook Run	B	$19,196,866	Jon S. Wheeler—Chairman & CEO		$34,241
			Ann L. McKinney—Director		$23,065

Chesapeake Square	B	$6,339,175	Jon S. Wheeler—Chairman & CEO		$14,325
			Ann L. McKinney—Director		$316

(1)	A = Completed Acquisition; B = Contemplated Acquisition
(2)	Includes the value of debt we assumed or entered into or expect to enter into in certain of these transactions.
(3)	Jon S. Wheeler personally guaranteed some of the debt we assumed in these transactions. Upon our assumption of the debt at the closing of these transactions, Mr. Wheeler, in certain cases, was released from his guarantee and the Operating Partnership guaranteed the debt. The dollar value reflected does not reflect the release of Mr. Wheeler’s personal guarantee.

ANNEX A

REAL ESTATE INVESTMENT PROPERTIES

PRO FORMA STATEMENTS OF NET OPERATING INCOME

The following represents the annual unaudited pro forma statements of net operating income for the Real Estate Investment Properties for the year ended December 31, 2015. We accumulated this pro forma information using information provided to us by the sellers. Since we are in various stages of performing our due diligence on the Real Estate Investment Properties, we possess limited information on several of the Real Estate Investment Properties, resulting in some of the financial data detailed below consisting of estimates based on the information provided by the sellers. The unaudited pro forma operation results are presented for illustrative purposes only and are not necessarily indicative of what the actual net operating income will be going forward.

	Alex City Marketplace	Patton Square	Butler Square	Washington Square		Beaver Ruin Village	Brook Run	Chesapeake Square	Total
Base Rental Revenues	$1,006,639	$689,645	$830,155	$1,818,070		$1,094,453	$1,650,842	$698,141	$7,787,945
Tenant Reimbursements and Other Income	131,214	177,871	261,942	154,517		218,341	368,818	112,047	1,424,750

Total Revenues	1,137,853	867,516	1,092,97	1,972,587		1,312,794	2,019,660	810,188	9,212,695
Operating Expenses	216,786	233,753	311,761	330,995		318,345	516,641	181,178	2,109,459

Net Operating Income	$921,067	$633,763	$780,336	$1,641,592		$994,449	$1,503,019	$629,010	$7,103,236

Purchase Price	$10,250,000	$7,850,000	$9,400,000	$20,000,000		$12,350,000	$18,788,000	$6,340,000	$84,978,000

Capitalization Rate	8.99%	8.07%	8.30%	8.21	%(1)	8.05%	8.00%	9.92%	8.36%

(1)	Food Lion has executed a 20-year lease to back-fill the Piggly-Wiggly space when their lease expires in 2017; the Food Lion lease will increase the property NOI by approximately $275,000, resulting in the property cap rate increasing to 9.58% and the overall blended cap rate of these properties increasing to 8.68%.